UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 19, 2014

Portfolio Recovery Associates, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2014, PRA Holding IV, LLC, a wholly owned subsidiary (the "Purchaser") of Portfolio Recovery Associates, Inc. (the "Company") entered into an Agreement (the "Agreement") with Geveran Co. Ltd., a company incorporated under the laws of Cyprus ("Seller") and the Company relating to the purchase of the outstanding equity (the "Transaction") of Aktiv Kapital AS ("Aktiv"). Pursuant to the Agreement, the Purchaser will pay approximately $880 million, and assume approximately $435 million of Aktiv’s corporate debt, resulting in an acquisition of estimated total enterprise value of $1.3 billion. The Company plans to finance this transaction with cash on hand, $170 million in seller financing, $435 million from its domestic, revolving credit facility and by accessing an accordion feature on its credit facility of up to $214 million. The Company may choose to use other debt instruments to expand, replace or pay down any of these financing options.

The Agreement contains customary representations and warranties made by Seller and the Company, certain customary covenants regarding the operation of Aktiv’s business prior to the closing of the Transaction and other customary warranties and covenants.

Closing of the Transaction is subject to satisfaction or waiver of customary conditions, including approval of the Transaction by Austrian competition authorities and that the Company has obtained the necessary financing to consummate the Transaction. Subject to the satisfaction of the closing conditions, the parties currently expect that the Transaction will close in the second quarter of 2014.

Item 7.01 Regulation FD Disclosure.

On February 19, 2014, the Company issued a press release announcing the entrance into the Agreement. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press release dated February 19, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portfolio Recovery Associates, Inc.

February 20, 2014	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: EVP/CFO

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 19, 2014.